Exhibit 5.2

OPINION LETTER

AEI CapForce II Investment Corp

c/o Stuarts Corporate Services Ltd.

Kensington House

69 Dr. Roy’s Drive

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

, 2025

Dear Sirs:

RE: AEI CAPFORCE II INVESTMENT CORP

We act as legal counsel to AEI CapForce II Investment Corp (the “Company”) in connection with the registration of an initial public offering by the Company of:

(i) up to 10,000,000 units (the “Units”), each Unit consisting of one share of Class A ordinary shares of the Company, par value US$0.0001 (each an “Ordinary Share” and together, the “Ordinary Shares”), and one right to receive one-fifth (1/5) of one Ordinary Share upon the consummation of an initial business combination, as described in more detail in the Company’s Registration Statement (as defined below);

(ii) up to 1,500,000 units (the “Over-Allotment Units”), which may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any;

(iii) all Ordinary Shares and all Rights issued as part of the Units and the Over-Allotment Units; and

(iv) all Ordinary Shares that may be issued upon the conversion of the Rights included in the Units and the Over-Allotment Units, in each case under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined below).

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined below) being entered into by the Company.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1. the Certificate of Incorporation dated 8 July 2021 and a draft of the Amended and Restated Memorandum of Association and Articles of Association of the Company to be in effect upon the consummation of the sale of the Ordinary Shares (the “Memorandum and Articles of Association”);

2. a Certificate of Good Standing with respect to the Company issued by the Registrar of Companies dated ____2025 (the “Certificate of Good Standing”);

3. a certificate from a director of the Company a copy of which is annexed hereto (the “Director’s Certificate”);

4. a copy of the written resolutions of the board of directors of the Company approving the offering for sale of the Ordinary Shares dated 26 June 2024 (the “Resolutions”);

5. Copies of the following documents:

(a) a draft of the Form S-1 Registration Statement to be filed by the Company with the United States Securities and Exchange Commission registering the Units, Ordinary Shares and Rights under the Securities Act (as filed, the “Registration Statement”);

(b) a draft of the form of the rights agreement and the specimen rights certificate constituting the Rights (the “Rights Documents”);

(c) a draft of the form of the specimen unit certificate constituting the Units (the “Unit Certificate”);

(d) the form of Underwriting Agreement (the “Underwriting Agreement”) to be entered into between (i) the Company, and (ii) R. F. Lafferty & Co., Inc., in its own capacity and as representative of the underwriters; and

(e) such other documents as we have considered necessary for the purposes of rendering this opinion.

(the document listed in paragraphs 5(a) to 5(e) above inclusive are collectively referred to in this opinion as the “Documents”).

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force at the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate, the Resolutions and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2. The Documents are within the capacity and powers of and have been or will be duly authorised, executed and unconditionally delivered by or on behalf of all the relevant parties in accordance with all revelant laws (other than with respect to the Company, the laws of the Cayman Islands).

3. The Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with all their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands). All factual representations made in the Documents are accurate and complete.

4. The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

5. Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

6. All original documents are authentic, that all signatures, initials and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original, and that, unless we have received signed copies the Documents conform in every material respect to the latest drafts of the same produced to us.

7. All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

8. The board of directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

9. All conditions precedent contained in the Documents have been or will be satisfied or waived.

10. No disposition of property effected by any of the Documents is made wilfully to defeat an obligation owed to a creditor and/or at an undervalue.

11. The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

12. None of the Documents has been, or will they be, executed or delivered in the Cayman Islands.

13. The copies of the Memorandum and Articles of Association, Register of Members, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

14. The corporate records of the Company examined by us on ___ 2025 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

15. The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on ___ 2025 covering the period of six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

16. The Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions in accordance with the Articles of Association of the Company which remain in full force and effect and have not been rescinded or amended at the time of the issue of the Ordinary Shares.

17. The preparation and filing of the Registration Statement has been duly authorised by or on behalf of the Company prior to the issue and sale of the Ordinary Shares.

18. All preconditions to the obligations of the parties to the Underwriting Agreement, the Unit Certificate and Rights Documents will be satisfied or duly waived prior to the issue and sale of the Ordinary Shares and there will be no breach of the terms of the Underwriting Agreement, the Unit Certificate and Rights Documents.

19. There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws governing any of the Documents.

20. None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council.

21. No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property (as defined in the Proceeds of Crime Act, 2008 and the Terrorism Act (as Revised) (the “Terrorism Act”), respectively).

22. There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

23. That the Company is not a central bank, monetary authority or other sovereign entity or state or, if it is, that the entry into the Documents “commercial transactions” for the purposes of Section 3 of the State Immunity Act of England which applies in the Cayman Islands and the transactions contemplated by the Documents are not an exercise of sovereign authority.

24. In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

25. As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.

26. The Company is not and will not become subject to the requirements of Part XVIIA of the Companies Act (2023 Revision).

27. The Ordinary Shares, as contemplated by the Registration Statement, will have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association and in the manner contemplated by the Registration Statement and the Underwriting Agreement, the Ordinary Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

28. The execution, delivery and performance of the Unit Certificate and Rights Documents will have been authorised by and on behalf of the Company and, once the Unit Certificate and Rights Documents have been executed and unconditionally delivered by the Company, such documents, will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

29. There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

Opinion

Based upon and subject to, the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1. The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and legal right to execute and deliver the Documents to be executed by it and to perform the provisions of the Documents to be performed on its part.

2. The Documents to which the Company is a party have been duly authorised and when executed and unconditionally delivered by the Company, will constitute a legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3. The execution, unconditional delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a) contravene any law or regulation of the Cayman Islands applicable to the Company; or

(b) contravene the Memorandum of Association and Articles of Association of the Company.

4. Neither the execution, delivery, performance of any of the Documents to which the Company is a party nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

5. The law chosen in each of the Documents to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

6. No taxes, fees or charges (other than the stamp duties mentioned in qualification 3 below) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a) the execution or delivery of the Documents;

(b) the enforcement of the Documents; or

(c) payments made under, or pursuant to, the Documents.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

7. None of the parties to the Documents is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party.

8. It is not necessary under the laws of the Cayman Islands:

(a)in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(b)solely by reason of the execution, delivery and performance of the Documents, that any party to any of the Documents should be licenses, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision.

9. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in a foreign court, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(c)is given by a foreign court of competent jurisdiction;

(d)imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(e)is final;

(f)is not in respect of taxes, a fine or a penalty; and

(g)was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10. The Company has executed an effective submission to the jurisdiction of the courts of the various jurisdictions specified in the Documents to which it is a party.

11. The Company is subject to civil and commercial law with respect to its obligations under the Documents nd neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents to which it is a party, which obligations constitute private and commercial acts rather than governmental or public acts.

12. Based solely on our search of the Register of Writs and Other Originating Process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to 26 June 2024 (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

13. A judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars.

14. In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

15. The Ordinary Shares, as contemplated by the Registration Statement, will have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association and in the manner contemplated by the Registration Statement and the Underwriting Agreement, the Ordinary Shares will be validly created, legally issued and fully paid.

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1. The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b) enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c) some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e) the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f) arrangements that constitute penalties will not be enforceable;

(g) enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h) provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i) the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j) any provision in the Documents purporting to impose obligations on a person who is not a party to such Documents (a “third party”) is unenforceable against that third party. Any provision in the Documents purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Documents expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);

(k) any provision of the Documents which expresses any matter to be determined by future agreement may be void or unenforceable;

(l) a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m) if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

2. Applicable court fees will be payable in respect of the enforcement of the Documents.

3. Cayman Islands stamp duty may be payable if the original Documents are executed in, brought to, or produced before a court of the Cayman Islands.

4. A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

5. If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

6. The Company is registered as an exempted company in the Cayman Islands and it has accordingly filed a declaration with the Registrar of Companies to the effect that the operation of the Company will be conducted outside the Cayman Islands. As an exempted company, the Company may not trade in the Cayman Islands with any corporation except in furtherance of the business of the Company carried on outside the Cayman Islands. We express no opinion upon whether the Company, in performing its obligation under the Documents, would be in breach of these restrictions.

7. To maintain the Company in good standing under the laws of the Cayman Islands annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

8. Under the laws of the Cayman Islands any term of the Documents which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the Documents therefore we express no opinion upon the effectiveness of any provision of the Documents providing that the terms of such document may only be amended in writing.

9. Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

10. The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

11. Under section 195 of the Companies Act (as Revised) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company. So far as we are aware, such power has never been exercised.

12. Any provision in the Documents purporting to impose obligations on or grant rights to a person who is not a party to the relevant agreement (a “third party”) is unenforceable by or against that third party, unless:

(a) such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands;

(b) the Memorandum and Articles expressly confers rights on such persons who are duly appointed as members of a board or committee of the Company;

(c) they are persons acting pursuant to powers contained in a deed poll; or

(d) they are beneficiaries under properly constituted trusts.

13. Obligations to make payments that may be regarded as penalties will not be enforeable.

14. A company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Act (2023 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

15. Cayman Islands law may not recognise the distinction between gross negligence and negligence and, to that extent, our opinion is qualified.

16. Our opinion as to good standing in relation to the Company is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

17. The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all) or an Originating Process not otherwise filed or disclosed.

18. In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand court Rules Order 62.

19. We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

20. We make no comment with regard to the references to foreign statutes in the Documents.

21. We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties, and make no comment with regard to the representations which may be made by the Company.

22. We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document that relies upon financial or numerical computation.

23. Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Courts, a Court may decline to accept jurisdiction in any matter where:

(a) it determines that some other jurisdiction is a more appropriate or convenient forum;

(b) another court of competent jurisdiction has made a determination in respect of the same matter; or

(c) litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

24. Where a document provides for an exclusive jurisdiction clause submitting to the jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands:

(a) decline to stay proceedings issued in contravention of such provision; or

(b) grant leave to serve Cayman Islands proceedings out of the Cayman Islands.

25. If:

(a) the performance of the Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or

(b) any party to the Documents:

(i) by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:

(A) in order to carry out an act of terrorism (as defined under the Terrorism Act);

(B) by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or

(C) by a terrorist organisation;

(ii) uses property for the purposes of terrorism;

(iii) possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;

(iv) possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;

(v) acquires property as a result of or in connection with acts of terrorism; or

(vi) enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

STUARTS HUMPHRIES